THE AGREEMENT

This Agreement ("Agreement") is made as of this 29th day of October 1999 by and between WolfStone Corporation ("WSC") and Vance Energy, Ltd. ("VEL"). The companies may from time to time be referred to hereinafter collectively as the "constituents".

WHEREAS, VEL believes it to be in its best interest to sell certain of its holdings to WSC, said holdings being 100% of the authorized and issued common stock of Graham Energy, Inc.("GEI"), and

WHEREAS, WSC believes it will be beneficial to its energy business to acquire 100% of the authorized and issued shares of GEI. The Constituents" are in accord to effect this Agreement with terms and conditions as follows:

NOW THEREFORE, in consideration of the above stated, the covenants, promises, and representations of each "Constituent" to this Agreement are as follows:

                               ARTICLE I

1.1 Organization. GEI is duly organized, validly existing, and in good standing in the State of TEXAS. USA, has all necessary powers to own its property and carry on its business as now owned and operated by it in any geographic area in the United States or elsewhere, wherein its business requires qualification.

1.2 Capital Stock. GEI has authorized 50,000,000 shares or common stock, par value $1.00 per share. All outstanding shares are fully paid and non assessable.

1.3 Subsidiaries. GEI has no subsidiaries nor does it own any interest in any other enterprise, excepting those known to the "Constituents" of this Agreement.

1.4 Financial Information. GEI's property descriptions, lease assignments, and valuation with geological documentation are all available upon request by any state or federal agency and for purposes of audit.

1.5 Indemnification. VEL gives no warranty or guarantee, express or implied, regarding valuations of assets or other financial reports or documentation which has been provided by any third party. The "Constituents" hereto hereby indemnify each other against any and all possible debts liabilities, losses, or obligations made or incurred in connection with any possible flaws in financial reports or documentation which is given or made by any party other than "Constituents" hereto.

1.6 Litigation. GEI is not involved in any litigation, the nature of which would be considered other than a common hazard of conducting business. It is not in default with respect to any order. writ, injunction. or decree of any court of the United States or any foreign country.

1.7 Authority. VEL has the right to negotiate and execute this Agreement. VEL is authorized to execute this Agreement and has power and authority to execute, deliver, and adopt this Agreement, and this Agreement, upon execution, shall become a legal valid, and binding obligation of VEL and shall be enforceable in accordance with its terms and conditions.

                            ARTICLE II

2.1 Organization. WSC is validly existing and in good standing in the State of Nevada., USA. WSC is a publicly owned corporation and its shares are publicly traded.

2.2  Subsidiaries.  WSC has two subsidiaries, Texas International
Petroleum and Subsurface Energy, Inc..

2.3 Financial Information. All financial information of WSC is currently known to VEL.

2.4 Litigation. WSC is not involved in any litigation, the nature of which would be considered other than a common hazard of conducting business. WSC is not in default with respect to any order, writ, injunction or decree of any court of the United States or any foreign country.

2.5 Authority. WSC is authorized to execute and perform this Agreement and this Agreement, upon execution, shall become a legal, valid, and binding obligation of WSC and shall be enforceable in accordance with its terms and conditions.

                             ARTICLE III

3.1 Offices. WSC's executive headquarters is located in the City of Woodbridge, CA. It's operation headquarters is in the City of Abilene, TX.

3.2 Material Contracts. Neither of the "Constituents" have any material contracts to which either is a party or by which it is bound which would effect this transaction in a negative manner.

                             ARTICLE IV

4.1 Terms and Conditions. This transaction shall be accomplished primarily by means of a tax free stock for stock exchange. WSC shall acquire 100% of the authorized and issued stock of GET from VEL in exchange for 1,200,000 shares of WSC common stock bearing a 12 month restriction in accordance with SEC Rule 144, WSC shall also execute a note to the benefit of VEL or assigns in the amount of $235,000 U.S. Dollars. Said note shall be due and payable six months from the date of execution hereof. VEL hereby agrees that said note may be rolled over for an additional period of six months in event payment of the $235,000 note at the initial due date would be detrimental to the business of WSC and its shareholders. WSC, however, hereby agrees to put forth every effort to pay said note at the initial due date.

4.2 Price. The purchase price of the GEI stock is Thirty Four Million Dollars US ($34,000,000). The appraisals on the GEI proven, producing gas and oil reserves have been performed by licensed petroleum geological engineers and geophysicists.

4.3 Reserve Area. GEI's reserve leases cover nearly 1,300 acres with 35 wells and $245,000 in production' equipment..

                               ARTICLE V

5.1 Effective Date. This Agreement shall become effective on the date of execution of this document by authorized signatures of each of the "Constituents" and witnessed.

5.2 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This document may be executed by the "Constituents" utilizing facsimile transmission to bind this Agreement and it shall be as legally binding as though executed in hard copy.

5.3 Hard Copy. The "Constituents" may utilize facsimile transmission to legally bind this Agreement, but the "Constituents" shall at their convenience execute multiple (4) hard copies for WSC, the publicly held corporation, for filing with any agencies in event this should be applicable.

                            ARTICLE VI

6.1 Non-Waiver. The failure of any "Constituent" to this Agreement to insist in any one or more cases upon the performance by another "Constituent", of any of the provisions, terms, or conditions of this Agreement, or to fail to exercise any option herein contained, shall not be construed as a waiver or relinquishment of any other provision, term, or condition of this Agreement. No waiver by a :Constituent" of a breach by the other "Constituent" shall be construed as a waiver with respect to any other subsequent breach.

6.2 Captions and Headings. The Article and paragraph headings throughout this Agreement are for convenience and reference only and shall not define, limit, or add to the meaning of any provision of this Agreement.

6.3 Notices. Any formal notices of demands by a "Constituent" company hereto shall be in writing and of hard copy and shall be deemed to be duly given on the date of delivery by Courier or "served" on the tenth day after mailing, if mailed to "Constituent" to which notice is being given, by first class, registered or certified, postage prepaid to headquarters office of the "Constituent" to its address as it may be at a given time.

6.4 Venue. This Agreement and its application shall be governed by the laws of the State of Texas and be construed by the appropriate courts of the State or Texas. Venue shall be in Taylor County, TX.

6.5 Binding Effect. This Agreement in all its terms and conditions shall inure to and be binding upon the corporate successors, directors, senior officers, executors, assigns of each of the "Constituent" companies and major shareholders thereof.

6.6 Mutual Consideration. The "Constituents" hereof shall cooperate with each other to achieve the mutually desired purpose of this Agreement and shall execute such other and further documents and take such other and further action as may be necessary or convenient to successfully accomplish the intention or the transaction described herein for the best interests of each of the "Constituent" companies..

6.7 Exhibits. Any exhibit referred to in this Agreement, but not currently available, shall be provided at the earliest possible date. The representations by the "Constituents" hereto of this Agreement, and is any Attachments or Addendum hereto, shall survive the effective date hereof and shall supersede any and all prior agreements and understandings, if any between the "constituent" companies and, subsequent to the effective date of this Agreement, can only be modified by resolutions ratified by the Board of Directors of each of the "Constituent" companies of by vote of the shareholders carrying the right to vote a majority of the controlling shares of the parent corporation.

IN WITNESS WHEREOF, each of the companies being "Constituents" hereto have expressed their acceptance and agreement of the terms and conditions of this Agreement by their duly authorized representatives affixing their respective and witnessed signatures below.

For WolfStone Corporation (WSC)              For Vance Energy, Inc. (VEI)


By: /s/  Marie N. Rolfe                      By: /s/  C.C. Coleman
Marie N. Rolfe, Acting Secretary             C.C. Coleman, Director